Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of September 1, 2012 (the “Effective Date”) between Onconova Therapeutics, Inc., a Delaware corporation (hereinafter the “Company”) and Thomas J. McKearn, M.D., Ph.D. (hereinafter “Employee”).

WHEREAS, The Company deems it to be in its best interest to secure and retain the services of Employee, and Employee desires to work for the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Term of Employment.  Subject to the terms and conditions of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment by the Company.  The term of this Agreement shall be for a period of two (2) years, commencing on September 1, 2012 through August, 31, 2014 unless sooner terminated as hereinafter provided or extended by mutual agreement of the parties (the “Term”).  Notwithstanding the foregoing, the Term will automatically renew for successive one (1) year periods unless the Company or Employee provides written notification to the other party of its desire to terminate this Agreement at least ten (10) business days prior to the expiration of the Term.

2.             Duties.  Subject to all the terms and conditions hereof, the Company shall employ Employee, and Employee shall serve the Company, as President, Research and Development.  Employee shall report directly to the President and CEO of the Company.  Employee’s position as President, Research and Development is a full-time position, Employee agrees to devote Employee’s minimum effort of 50% either from our Newtown office or from offsite, to this position and to the promotion of the business and interests of the Company.  Employee will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company.  Employee agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time.  Employee may not engage in outside employment or consulting without first obtaining prior express permission of the Company.

3.             Compensation and Other Benefits.

(a)           Salary.  For all services rendered by Employee under this Agreement, the Company agrees to pay Employee at an initial annualized rate of Two Hundred and Five Thousand Dollars ($205,000.00) (the “Base Salary”), in bi-weekly installments in accordance with the Company’s normal payroll cycle, less customary and legally required withholdings.

(b)           Annual Bonus.  In addition to his other remuneration, Employee shall be eligible to receive an annual bonus (the “Bonus”), based on the performance of Employee and the Company.  The determination of such performance and the amount of the bonus, if any, shall be at the sole discretion of the Compensation Committee but shall not exceed thirty-five percent

(35%) of Employee’s Base Salary.  In the event that Employee has earned a Bonus for the Term, such Bonus shall be paid to Employee in the form of cash, stock options, shares of the Company’s stock, or a combination thereof, at the Compensation Committee’s discretion within sixty (60) days of the end of such year.

(c)           Stock Options.  Subject to the approval of the Compensation Committee and the Board, Employee is granted Incentive Stock Options (as defined in the Company’s 2007 Equity Compensation Plan) (the “Options”), pursuant to the terms of the Company’s 2007 Equity Compensation Plan, in an amount substantially equal to one percent (1%) of the total shares of Company stock outstanding as of the Effective Date.  The Options shall vest proportionately over a four (4) year period beginning with the Effective Date.  The exercise of the Options pertaining to these shares of stock shall be subject to the provisions of the Company’s 2007 Equity Compensation Plan.  Each provision of the Company’s 2007 Equity Compensation Plan, and each agreement relating to an Incentive Stock Option shall be construed and interpreted in a manner consistent with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The parties intend that the Options granted to Employee under this Section shall be treated as Incentive Stock Options within the meaning of Section 422 to the maximum extent permitted by law.  In no event may the Employee be granted an Incentive Stock Option which does not comply with the grant and vesting limitations prescribed by Section 422 of the Code.  Any Option which cannot be treated as an Incentive Stock Option shall instead be treated as a Non-Qualified Stock Option pursuant to the terms of the Company’s 2007 Equity Compensation Plan.

(d)           Employee Benefits.  During the Term of this Agreement, the Employee shall be entitled to participate in any employee benefit plans or programs of the Company that are made generally available from time to time by the Company to similarly situated employees, including but not limited to health insurance, a flexible spending account, and 401(k) participation.

(e)           Vacation and Holidays.  The Employee shall be entitled each year to Two (2) weeks of vacation, and to those holidays observed by the Company.  Vacation shall be taken by the Employee at such time or times as are mutually convenient to the Employee and the Company.

(f)            Reimbursement of Expenses.  The Company shall reimburse the Employee for all reasonable expenses incurred by Employee in connection with his employment hereunder provided, however, that such expenses were incurred in conformance with the policies of the Company, as established from time to time, and that Employee submits detailed vouchers and other records reasonably required by the Company in support of the amount and nature of such expense.

(g)           Taxes and Withholding.  All compensation payable and other benefits provided under this Agreement shall be subject to customary and legally required withholding for income, F.I.C.A., and other employment taxes.

4.             Termination of Employment.

(a)           Death of Employee.  If Employee dies during the Term of this Agreement, this Agreement shall terminate immediately and the Company shall pay to Employee’s then-current spouse, if she survives him, or if not, to his estate, the balance of his accrued and unpaid salary, unreimbursed expenses, and his unused accrued vacation time through the termination date.

(b)           Disability of Employee.  If Employee is unable to perform his full-time regular duties by reason of incapacity, either physical or mental, for a period of twelve (12) consecutive weeks or ninety (90) days within any twelve (12) month period, the Company shall have the right to terminate Employee’s employment upon written notice to the Employee.  If the Company decides to terminate Employee’s employment under this Section 4(b), the Company shall pay to Employee only the balance of his accrued and unpaid salary, unreimbursed expenses, and his unused, accrued vacation time through the termination date.  If the Company decides not to terminate Employee’s employment as allowed under this Section, the Company shall have the option of reducing the salary thereafter payable to Employee by the amount of payment the Employee receives pursuant to any disability insurance policy or program.

(c)           Termination for Cause.  If Employee’s employment is terminated by the Company for “Cause,” as defined below, during the Term, the Company shall pay Employee only the balance of his accrued, but unpaid salary, unreimbursed expenses, and his unused, accrued vacation time through the termination date.  The Company shall have the right to set off any amounts due to Employee by any amounts owed by Employee to the Company at the time Employee’s employment terminates, and Employee hereby authorizes the Company to make this setoff.

Employee’s employment may be terminated for “Cause” at any time upon delivery of written notice to Employee.  “Cause” means the occurrence of any of the following events: (i) any gross failure on the part of Employee (other than by reason of disability as provided in Section 4(b)) to faithfully and professionally carry out his duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Company, provided that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; (ii) Employee’s dishonesty (which shall include without limitation any misuse or misappropriation of the Company’s assets), or other willful misconduct (including without limitation any conduct on the part of Employee intended to or likely to injure the business of the Company); (iii) Employee’s conviction for any felony or for any other crime involving moral turpitude, whether or not relating to his employment; (iv) in accordance with applicable federal, state or local laws, Employee’s insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing his duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same; (v) Employee’s failure to comply with a lawful written direction of the Company; or (vi) any wanton and willful dereliction of duties by

Employee.  The existence of any of the foregoing events or conditions shall be determined by the Company in the exercise of its reasonable judgment.

(d)           Termination Without Cause.  During the Term, the Company may terminate Employee’s employment under this Agreement for any reason at any time upon three (3) months’ written notice to the Employee.  During the notice period.  Employee will not be required to perform his duties, but shall continue to receive salary in the amount and manner provided in Section 3(a) hereof.  Other than as set forth above, Employee shall not be entitled to any other compensation or benefits from the Company during the notice period.  All Options that are unvested at the time of such termination shall fully vest upon written notice of such termination.  Except as provided in this Section 4(d), all other compensation and benefits shall cease as of the date written notice of termination is mailed or otherwise delivered to Employee.

It is the intention of Employee and of the Company that no payments by the Company to or for the benefit of Employee under this Agreement or any other agreement or plan, if any, pursuant to which Employee is entitled to receive payments or benefits shall be nondeductible to the Company by reason of the operation of Section 280G of the Code relating to parachute payments or any like statutory or regulatory provision.  Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company.  The Company shall make all reasonable efforts to avoid rendering such payments or benefits nondeductible, including, without limitation, securing approval of the payments or benefits from the appropriate stockholders of the Company as required by Section 280G of the Code; provided that the necessity of seeking the foregoing stockholder approval is subject to a determination by the Board of Directors of the Company, after consulting with its accountants and other advisors, that there will be no adverse affect on the Company.  To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Employee, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments shall be nondeductible to the Company by reason of the operation of said Section 280G or any like statutory or regulatory provision.  To the extent that there is more than one method of reducing the payments to bring them within the limitations of said Sections 280G or any like statutory or regulatory provision, Employee shall determine which method shall be followed; provided that if Employee fails to make such determination within forty-five (45) days after the Company has given notice of the need for such reduction, the Company may determine the method of such reduction in its sole discretion.

(e)           Voluntary Resignation.  Employee may voluntarily resign from his employment with the Company at any time prior to the expiration of the Term of this Agreement.  In the event Employee voluntarily resigns from his employment with the Company, Employee shall provide the Company with thirty (30) days notice of his intent to resign.  The

Company shall pay Employee only the balance of his accrued, but unpaid salary, unreimbursed expenses, and his unused, accrued vacation time through Employee’s last day of work.

(f)            Termination by Employee for Good Reason.  During the Term, Employee shall be entitled to terminate this Agreement upon the establishment of “Good Reason by giving notice to that effect to the Company.  For purposes hereof, “Good Reason” shall mean: (i) a reduction in Employee’s base salary by more than twenty percent (20%) in and for any twelve month period; (ii) the breach by the Company of any material provision of this Agreement that continues without steps being taken to cure such breach for a period of ten (10) days after written notice thereof by Employee to the Company; (iii) at any time within the Term, there occurs any of the following which results in a material change in Employee’s duties, position, or compensation without the express prior written consent of Employee: (1) the sale or transfer, whether in one transaction or in a series of transactions, of substantially all of the assets of the Company; (2) the merger or consolidation of the Company with or into any other person under circumstances where the Company is not the surviving entity in such merger or where persons having control of the Company immediately prior to the admission of such member are not in control of the Company immediately after the admission of such member.

If Employee terminates this Agreement for Good Reason, the Company shall pay Employee in accordance with the terms and conditions set forth in Section 4(d).

(g)           Termination of Employment at the Expiration of the Term.  In the event that the Company or Employee provides written notification of its intention to terminate this Agreement at the expiration of the Term, in accordance with Section 1 above, Employee shall be paid severance in an amount equal to three (3) months’ salary.  This payment shall be made in the form of a lump sum, less all customary and legally required withholding for income, F.I.C.A., and other employment taxes, within sixty (60) days of the expiration of the Term.  As a condition of the Company’s obligation to pay the severance described in this Section 4(g), to which Employee would not otherwise be entitled, Employee must sign, in a form satisfactory to the Company, a general release of all claims against the Company (and related entities/persons).

5.             Non-Competition.

(a)           For purposes of this Agreement, “Competitor” shall mean any person, company, or entity whose primary business at the time is, or whose then-current business plan contemplates engaging in activities which may be, competitive with products and services that were or were being designed, conceived, marketed, sold, distributed and/or developed by the Company during Employee’s employment by the Company or at the time of termination of Employee’s employment by the Company.

(b)           Employee agrees that so long as he is employed by the Company, and for a period of twelve (12) months thereafter, he will not, directly or indirectly, whether for compensation or not, own, manage, operate, join, control, work for, or participate in, or be connected as a stockholder, officer, employee, partner, creditor, guarantor, advisor or otherwise, with a Competitor.  The foregoing shall not be construed, however, as preventing Employee from investing his assets in such form or manner as will not require services on the part of Employee in the operations of the businesses in which such investments are made, provided that any such business is publicly owned and the interest of Employee therein is solely that of an investor owning not more than five percent (5%) of the outstanding equity securities of any such business.  Should Employee breach the provisions of this Paragraph, the Company shall, in addition to any equitable or legal relief to which it is otherwise entitled, be entitled to cease all payments and benefits under the terms of this Agreement and shall be entitled to pursue all remedies it might have including, but not limited to, those contained in this Agreement.

(c)           For the period of twelve (12) months after the termination of this Agreement for any reason whatsoever, Employee shall not hire, retain or engage as a director, officer, employee, agent or in any other capacity any person or persons who are employed by the Company or who were at any time (within a period of six (6) months immediately prior to the date of Employee’s termination) employed by the Company or otherwise interfere with the relationship between such persons and the Company.

(d)           If the period of time or area herein specified should be adjudged unreasonable in any court proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by elimination of such portion thereof as deemed unreasonable, so that this covenant may be enforced during such period of time and in such area as is adjudged to be reasonable.

6.             Confidential Information.

(a)           At all times during Employee’s employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such use may be required in connection with Employee’s work for the Company, or unless an officer of the Company expressly authorizes such disclosure in writing.  Employee will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Employee’s work for Company and/or incorporates any Proprietary Information.  Employee hereby assigns to the Company any rights Employee may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

(b)           The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, whether acquired by Employee during the Term of this Agreement, during Employee’s prior service as a consultant to the Company, or otherwise.  By way of illustration but not limitation, “Proprietary Information” includes but is not limited to (i) trade secrets, inventions, mask works, ideas, methods, processes, formulas, chemical structures and methods for chemical synthesis, structure-activity relationships, assay methodologies, characteristics, equipment and equipment designs, results, formulations and biological, pharmacological, toxicological and clinical data, physical, chemical or biological materials, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, compilations, shop practices, supplier lists, designs and techniques (hereinafter collectively referred to as “Inventions”); and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all times, Employee is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and which is acquired as a result of Employee’s own skill, knowledge, know-how and experience.

(c)           Employee understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Term of Employee’s employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Employee’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

(d)           During Employee’s employment by the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any of his former employers or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality, unless such action is consented to in writing by all persons to whom the relevant obligation of confidentiality is owed.  Employee shall not work on Company projects on the grounds of, or using the equipment of, any third party, unless such work is agreed to by the Company in writing.

(e)           Upon termination of his employment, Employee shall return to the Company all Proprietary Information in any tangible form in his possession, including copies thereof.

7.             Company Right to Inventions.

(a)           Inventions, if any, patented or unpatented, which Employee made prior to the commencement of Employee’s employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, Employee has provided on Appendix A (Previous Inventions) attached hereto a complete list of all Inventions that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Company, that Employee considers to be Employee’s property or the property of third parties, and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee shall not list such Prior Inventions in Appendix A but shall only disclose a cursory name for each such invention (bearing in mind that where necessary the naming shall not be so specific as to violate the confidentiality obligation), a listing of the party(ies) to whom the invention belongs, and the fact that full disclosure as to such invention has not been made for that reason.  Space is provided on Appendix A for this purpose.  If, in the course of Employee’s employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have, to the extent of Employee’s right to make such grant, a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, import, sell and offer to sell such Prior Invention.  Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

(b)           Subject to Section 7(d), Employee hereby assigns and agrees to assign in the future (when any such Inventions are first reduced to practice or a description thereof first fixed in a tangible medium, as applicable) to the Company all of Employee’s right, title and interest in and to any and all Inventions, whether or not patentable or registerable under patent, intellectual property, copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 7(b), are hereinafter referred to as “Company Inventions.”

(c)           During the period of Employee’s employment, Employee will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others.  In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf during Employee’s employment and within one (1) year after termination of employment.  At the time of each such disclosure, Employee will advise the Company in writing of any Inventions that Employee believes qualify for exclusion from Employee’s obligation to assign hereunder; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief.

(d)           As directed by the Company, Employee agrees to assign all Employee’s right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States.

(e)           Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. § 101).

(f)            Employee will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign trade secret, patent, copy mask work and other intellectual property rights (“Proprietary Rights”) relating to Company Inventions in any and all countries.  To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company, its successor in interest, or its designee.  Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Employee’s employment.

In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 7(f), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee.

(g)           Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Employee and all Inventions made by Employee during the period of Employee’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

(h)           Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breech any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company.  Employee has not entered into, and Employee agrees that he will not enter into, any agreement either written or oral in conflict herewith.

8.             Remedies.  Because Employee’s services are personal and unique and because Employee may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, or other equitable relief, without bond (if allowed by applicable law), and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.  In the event that Employee performs services for other entities during the Term of this Agreement or leaves the employ of the Company, Employee hereby consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement.

9.             Arbitration.  Any and all disputes between the parties (except actions to enforce the provisions of Sections 5, 6 or 7 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration

Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”).  The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration.  Any arbitration hereunder shall be conducted in Philadelphia, Pennsylvania, and any arbitration award shall be final and binding on the Parties.  The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement.  The arbitration provisions of this Section 9 shall be interpreted according to, and governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania.  The parties consent to the jurisdiction of (and the laying of venue in) such court.

10.          Severability.  The terms of this Agreement and each Paragraph thereof shall be considered severable and the invalidity or unenforceability of any part thereof shall not affect the validity or enforceability of the remaining portions or provisions hereof.

11.          Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and delivered by registered or certified mail or overnight delivery service to his residence in the case of Employee, or to its principal office in the case of the Company.

12.          Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns.  Neither this Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by Employee.

13.          Waiver.  The waiver by the Company or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

14.          Applicable Law.  This Agreement shall be interpreted and construed under the laws of the Commonwealth of Pennsylvania.

15.          Entire Agreement; Prior Agreements.  This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written, concerning the subject matter contained herein, including without limitation any prior agreements between the Company and Employee.  It may not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ONCONOVA THERAPEUTICS, INC.

By:	/s/ Ramesh Kumar
Ramesh Kumar, Ph.D., President & CEO

By:	/s/ Thomas J. McKearn
Thomas J. McKearn, M.D, Ph.D.

APPENDIX A

TO:                         Ramesh Kumar, Ph.D.

FROM:

DATE:

SUBJECT:            PREVIOUS INVENTIONS

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Onconova Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheet(s) attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	INVENTION OR IMPROVEMENT	PARTY(IES)	RELATIONSHIP
1.
2.
3.
4.
5.
6.

☐	Additional sheet(s) attached.